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Dear Investor Group,                                                    01/31/06

Western Plains Energy has enjoyed another banner year. The Ethanol Industry as a whole has begun to solidify itself as a permanent component in the United States energy supply. Education of the consumer continues to be an uphill battle; however, with efforts from organizations like EPIC, ACE, and RFA, ethanol is becoming more accepted across the country. 2006 looks like another great year for the industry and for Western Plains Energy.

As many of you already know Mike Erhart and Joe Kreutzer have both resigned their positions of General Manager and Plant Manager. Both of these gentlemen had been with Western Plains since late in the construction phase in mid 2003. Their expertise and enthusiasm will be missed. People of this caliber are in very high demand in an industry as new as ethanol with such a small labor pool to draw from. Both of these men have taken positions with another ethanol plant in the area. We wish them well and good luck at their new plant.

As of the writing of this letter we have replaced the plant manager and are in the process of replacing the General Manager. The new plant manager was promoted from within the company. His name is Chris McMillan and has been with the company since late 2003. The board was very impressed with all of the candidates that applied for the position and had a very hard time making a choice. We were confident that each person we interviewed could have done the job and done it very well. We are very fortunate to have the capable staff we have at Western Plains Energy. Chris has admirably stepped up to the challenge and has been accepted well by the other employees.

Regarding the General Manager position, we have interviewed people from both inside and outside the company. We have had the privilege of interviewing some extremely strong candidates and are faced with making another difficult decision. We will have a new General Manager in place by the time of the Annual Meeting and everyone will have the chance to meet him then.

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Change is often hard to accept. All the employees have done an excellent job stepping up to the task that was created when Mike and Joe left. The plant has continued to run smoothly and efficiently. We owe these people a debt of gratitude for their extra effort during this transitional period. There will be another big change when the new General Manager is hired but I'm sure it will be a smooth transition also

There are many options for us as a company in 2006 and beyond. We could expand our business by adding to our existing plant, building another plant or partnering with another group to achieve one of these objectives. We could seek to diversify into other areas of the energy industry such as bio-diesel, CO2 sales or wind energy. Or, we could try and maintain the status quo, enjoying $2.00 corn and $2.00 ethanol for as long as it lasts. The bottom line is, the Board will be faced with many decisions in the coming year and beyond. However, we have come a long way since we started raising money in 2002 and we are proud of the results. We will continue to keep an open mind while we evaluate options, use our best to look into the future of the rapidly changing energy industry and seek to do what is in the best interests of the members. Thank you for your continuing support.

President
Western Plains Energy, L.L.C.
Board of managers

/s/ Jeff Torluemke
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Jeff Torluemke